Contact:	David Lilly / Joseph Kuo	Roy Swan
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820

CARVER BANCORP, INC. ANNOUNCES FIRST QUARTER 2009 RESULTS

Reports First Quarter Net Income of $0.7 Million or $0.27 Per Share
Board Declares Dividend of $0.10 Per Share

New York, New York, August 14, 2008 – Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver Federal” or the “Bank”), today announced financial results for the three month period ended June 30, 2008, the first quarter of the fiscal year ending March 31, 2009 (“fiscal 2009”).

The Company reported net income of $0.7 million and diluted earnings per share of $0.27 for the first quarter of fiscal 2009, compared to net income of $1.1 million and diluted earnings per share of $0.44 for the first quarter of fiscal 2008.

Commenting on the first quarter results, Deborah C. Wright, Chairman and Chief Executive Officer, said:

“Our first quarter fiscal 2009 financial performance declined year over year, largely because of the interest rate climate, a factor impacting our entire industry.  The portion of our loan portfolio that is rate sensitive, particularly construction loans tied to Libor and Prime Rate indices, generated substantially lower interest income as Libor and Prime rates have fallen by 286 and 325 basis points, respectively, since June 30, 2007. At the same time, the rates paid on deposits and other liabilities did not decline commensurately.  As a result, net interest income declined 5.9%. However, results on a sequential quarter basis improved, with increases in both pre-tax and net income, compared to the fourth quarter of fiscal 2008, as the yield curve steepened somewhat. Importantly, we were able to reduce operating expenses by over 10%.

“We increased the provision for loan losses this quarter as our non-performing loans increased, led by our multifamily and commercial loans categories.  While the New York City real estate market continues to be resilient relative to other real estate markets in certain parts of the U.S. with respect to price stability, we recognize that our markets will not be completely immune to a slowing economy.  We closely monitor our loan portfolio for risk of loss and collateral values, and we are comfortable with our reserve levels.  We believe our active portfolio monitoring and conservative underwriting standards have kept us on solid footing even as the economy continues to face challenges.

"We have made significant progress with our plans to improve efficiency.  Beginning this fall we will begin to offer residential loan products through a third party provider, PHH Mortgage Corporation, via our branches, the Internet and our call center. In addition, we will make application to our regulator at the end of this month to consolidate two of Carver’s retail branches into a single location.  If approved, we will complete this step at the end of the calendar year.  We will continue to pursue additional strategic initiatives to improve return on equity. ”

Carver also announced that on August 13, 2008, the Company’s Board of Directors declared a cash dividend on its common stock of ten cents ($0.10) per share for the first quarter.  The dividend will be payable on September 11, 2008, to stockholders of record at the close of business on August 28, 2008.

First- Quarter Results

Net income declined 40.0% ($0.5 million) over the prior year period to $0.7 million, primarily reflecting a decrease in net interest income of $0.4 million and an increase in non-interest expense of $0.8 million, offset by increases in non-interest income of $0.6 million and an income tax benefit of $0.5 million.

Interest income decreased 7.1% ($0.9 million) to $11.1 million, reflecting a decrease in yield on interest-earning assets of 69 basis points to 6.26%.  The decrease in yield on interest earning assets reflects decreases in yields on loans of 73 basis points, investment securities of 21 basis points and Federal funds sold of 264 basis points.  The decrease in interest income was primarily the result of decreases in interest income on loans of $0.5 million and interest income on investment securities of $0.3 million.

Interest income on loans decreased 73 basis points to 6.39%, primarily due to lower yields on construction and small business loans tied to Libor and Prime Rate indices, which have fallen by 286 bps and 325 bps, respectively, since June 30, 2007.  The decrease in interest income on investment securities was primarily the result of a $26.5 million reduction in the average balances of investment securities to $4.7 million.  The Bank may invest in securities from time to time to help diversify its asset portfolio, manage liquidity and satisfy collateral requirements for certain deposits.

Interest expense decreased 8.5% ($0.5 million) to $4.9 million reflecting a 41 basis point decrease in the average cost of interest-bearing liabilities to 2.99%, partially offset by growth in the average balance of interest-bearing liabilities of $24.9 million to $652.5 million.  The decrease in interest expense was primarily the result of decreases in interest expense on advances and other borrowed money of $0.3 million and interest expense on deposits of $0.2 million.  The decrease in interest expense on advances and other borrowed money reflects a 59 basis point reduction in the average cost of borrowed money to 4.65% and the decline in the average balance of total borrowed money outstanding of $13.0 million to $62.3 million.

The Bank provided a $0.2 million loan loss provision for the first quarter of fiscal 2009.  At June 30, 2008, the Bank’s allowance for loan losses was $5.0 million.  The Bank’s future levels of non-performing loans will be influenced by economic conditions, including the impact of those conditions on the Bank’s customers, interest rates and other external factors existing at the time.

Non-interest income increased 53.7% ($0.6 million) to $1.7 million, primarily due to increases in other income of $0.3 million and gain on sale of loans of $0.2 million.   Other income increased by $0.3 million, primarily the result of $0.2 million consolidation of income from the minority interest created by a New Markets Tax Credit (“NMTC”) transaction.

Non-interest expense increased 12.8% ($0.8 million) to $7.3 million, primarily due to increases in other expenses of $0.4 million and employee compensation and benefits of $0.2 million.  The $0.4 million increase in other expense primarily consists of the cost of data lines, ATM equipment and leases, and charge-offs.

Income tax benefit increased by $0.4 million to $0.3 million for the first quarter of fiscal 2009 compared to income tax expense of $0.1 million for the prior year period.  The income tax expense of $0.2 million for the first quarter of fiscal 2009 was offset by the tax benefit generated by the NMTC investment totaling $0.5 million.  The Bank’s NMTC award received in June 2006 has been fully invested.  The Company expects to receive additional NMTC tax benefits of approximately $11.6 million from its $40.0 million investment through the period ending March 31, 2014.

Financial Condition Highlights

At June 30, 2008, total assets decreased 1.0% ($7.9 million) to $788.7 million compared to March 31, 2008, primarily the result of decreases in cash and cash equivalents of $11.3 million and other assets of $8.2 million, partially offset by increases in investment securities of $9.6 million and loans receivable of $1.7 million.

Cash and cash equivalents decreased 41.3% ($11.3 million) to $16.1 million compared to March 31, 2008, primarily due to a $10.5 million decrease in Federal funds sold and a $0.8 million decrease in cash and due from banks.  Other assets decreased 19.9% ($8.2 million) to $33.7 million compared to March 31, 2008, primarily due to completion of a settlement receivable of $7.4 million from the sale of certain investments and disposition of real estate owned of $1.0 million.

Total securities increased 25.2% ($9.6 million) to $47.8 million compared to March 31, 2008, reflecting an increase of $10.3 million in available-for-sale securities and a $0.7 million decrease in held-to-maturity securities.  Available-for-sale securities increased 49.4% ($10.3 million) to $31.2 million compared to March 31, 2008, primarily due to an increase in Agency securities of $9.6 million.  Held to maturity securities decreased 3.9% ($0.7 million) to $16.6 million compared to March 31, 2008, primarily due to collection of normal principal repayments and maturities of securities.  There were $12.4 million in purchases of securities during the first quarter of fiscal 2009.

Total loans receivable, including loans held-for-sale, increased 0.3% ($1.7 million) to $658.3 million compared to March 31, 2008.  The increase was primarily the result of an increase in commercial real estate loans of $11.6 million and an increase in commercial business loans of $1.9 million, offset by decreases in one- to four- family loans of $6.4 million, construction loans of $2.5 million and multi-family loans of $2.0 million.  The Bank continues to grow its loan portfolio through focusing on origination of loans in the markets it serves and will continue to augment these originations with loan participations.  At June 30, 2008, construction loans represented 23.7% of the Bank’s loan portfolio.

At June 30, 2008, total liabilities decreased 1.1% ($8.0 million) to $715.1 million compared to March 31, 2008.  The decrease in total liabilities was primarily the result of a $21.2 million reduction in customer deposits, offset by an increase of $14.0 million in advances and borrowed money.

Deposits decreased 3.2% ($21.2 million) to $633.5 million compared to March 31, 2008.  The decrease in deposit balances was primarily the result of decreases in certificates of deposit of $17.6 million, NOW accounts of $3.6 million and savings accounts of $1.7 million, which were partially offset by an increase of $2.7 million in DDA accounts.  The Bank replaced approximately $14.0 million of higher cost certificates of deposit upon maturity with lower cost borrowings.

Advances from the FHLB-NY and other borrowed money increased 23.9% ($14.0 million) to $72.6 million compared to March 31, 2008.  The increase in advances and borrowed money was primarily the result of an increase of $14.0 million in FHLB advances.  At June 30, 2008, based on available collateral held at the FHLB-NY, the Bank had the ability to borrow from the FHLB-NY an additional $81.3 million on a secured basis.

Total stockholders’ equity increased $0.1 million, or 0.01%, to $54.5 million at June 30, 2008 compared to $54.4 million at March 31, 2008. The increase in total stockholders’ equity was primarily attributable to net income for the quarter ended June 30, 2008 totaling $0.7 million, partially offset by dividends paid of $0.2 million and a decrease in accumulated other comprehensive income of $0.4 million.  The Bank’s capital levels meet regulatory requirements of a well-capitalized financial institution.

Stock Repurchase Program

During the first quarter of fiscal 2009, the Company purchased an additional 9,900 shares of common stock under its stock repurchase program.  To date, the Company has purchased 169,374 shares out of a total 231,635 shares approved under the program, at an average price per share of $16.00.  The remaining number of shares authorized for repurchase under the program is 62,261 shares.

Asset Quality

At June 30, 2008, non-performing assets totaled $6.4 million, or 0.81% of total assets, compared to $4.0 million, or 0.50% of total assets at March 31, 2008.  The ratio of the allowance for loan losses to non-performing loans was 80.5% at June 30, 2008 compared to 170.9% at March 31, 2008.  The ratio of the allowance for loan losses to total loans was 0.76% at June 30, 2008 compared to 0.74% at March 31, 2008.

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank.  Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates ten full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan.  For further information, please visit the Company’s website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties.  More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

# # #

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)

	June 30,	March 31,
	2008	2008
	(unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$15,105	$15,920
Federal funds sold	-	10,500
Interest earning deposits	948	948
Total cash and cash equivalents	16,053	27,368
Securities:
Available-for-sale, at fair value (including pledged as collateral of $30,256 and $20,621 at June 30 and March 31, 2008, respectively)	31,164	20,865
Held-to-maturity, at amortized cost (including pledged as collateral of $16,440 and $16,643 at June 30 and March 31, 2008, respectively; fair value of $16,497 and $17,493 at June 30 and March 31, 2008, respectively)	16,629	17,307
Total securities	47,793	38,172

Loans held-for-sale	23,011	23,767

Loans receivable:
Real estate mortgage loans	579,497	578,957
Commercial business loans	54,036	52,109
Consumer loans	1,770	1,728
Allowance for loan losses	(5,032)	(4,878)
Total loans receivable, net	630,271	627,916
Office properties and equipment, net	15,759	15,780
Federal Home Loan Bank of New York stock, at cost	2,267	1,625
Bank owned life insurance	9,231	9,141
Accrued interest receivable	3,792	4,063
Goodwill	6,370	6,370
Core deposit intangibles, net	494	532
Other assets	33,671	41,859
Total assets	$788,712	$796,593

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$633,464	$654,663
Advances from the FHLB-New York and other borrowed money	72,632	58,625
Other liabilities	9,018	9,772
Total liabilities	715,114	723,060

Minority interest	19,150	19,150

Stockholders' equity:
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued; 2,479,382 and 2,481,706 shares outstanding at June 30 and March 31, 2008, respectively)	25	25
Additional paid-in capital	24,091	24,113
Retained earnings	30,941	30,490
Treasury stock, at cost (45,309 and 42,985 shares at June 30 and March 31, 2008, respectively)	(661)	(670)
Accumulated other comprehensive income	52	425
Total stockholders' equity	54,448	54,383
Total liabilities and stockholders' equity	$788,712	$796,593

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2008	2007
Interest income:
Loans	$10,453	$10,993
Mortgage-backed securities	561	502
Investment securities	66	462
Federal funds sold	39	11
Total interest income	11,119	11,968

Interest expense:
Deposits	4,139	4,331
Advances and other borrowed money	722	984
Total interest expense	4,861	5,315

Net interest income	6,258	6,653

Provision for loan losses	169	-
Net interest income after provision for loan losses	6,089	6,653

Non-interest income:
Depository fees and charges	668	630
Loan fees and service charges	417	379
Gain on sale of loans	247	47
Other	416	81
Total non-interest income	1,748	1,137

Non-interest expense:
Employee compensation and benefits	3,414	3,173
Net occupancy expense	1,016	836
Equipment, net	615	592
Other	2,290	1,903
Total non-interest expense	7,335	6,504

Income before income taxes and minority interest	502	1,286
Income tax (benefit) expense	(322)	143
Minority interest	138	-
Net income	$686	$1,143

Earnings per common share:

Basic	$0.28	$0.46
Diluted	$0.27	$0.44

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	For the Three Months Ended June 30,
	2008			2007
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$654,501	$10,453	6.39%	$617,973	$10,993	7.12%
Mortgage-backed securities	43,454	561	5.16%	39,108	502	5.13%
Investment securities (2)	4,656	66	5.69%	31,201	462	5.92%
Fed funds sold	7,501	39	2.09%	933	11	4.73%
Total interest-earning assets	710,112	11,119	6.26%	689,215	11,968	6.95%
Non-interest-earning assets	78,692			54,542
Total assets	$788,804			$743,757

Interest Bearing Liabilities:
Deposits:
Now demand	$24,231	20	0.33%	$24,970	35	0.56%
Savings and clubs	125,496	166	0.53%	137,273	266	0.78%
Money market	46,229	296	2.57%	46,863	242	2.07%
Certificates of deposit	391,008	3,643	3.74%	340,322	3,777	4.45%
Mortgagors deposits	3,314	14	1.69%	2,820	11	1.56%
Total deposits	590,278	4,139	2.81%	552,248	4,331	3.15%
Borrowed money	62,267	722	4.65%	75,302	984	5.24%
Total interest-bearing liabilities	652,545	4,861	2.99%	627,550	5,315	3.40%
Non-interest-bearing liabilities:
Demand	53,658			54,600
Other liabilities	9,470			11,902
Total liabilities	715,673			694,052
Minority Interest	19,150
Stockholders' equity	53,981			49,705
Total liabilities & stockholders' equity	$788,804			$743,757
Net interest income		$6,258			$6,653

Average interest rate spread			3.28%			3.55%

Net interest margin			3.53%			3.86%

(1)	Includes non-accrual loans
(2)	Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS
(Unaudited)

	Three Months Ended
	June 30,
Selected Statistical Data:	2008		2007

Return on average assets (1)	0.35%		0.62%
Return on average equity (2)	5.08		9.22
Net interest margin (3)	3.53		3.86
Interest rate spread (4)	3.28		3.55
Efficiency ratio (5)	91.62		83.49
Operating expenses to average assets (6)	3.72		3.51
Average equity to average assets (7)	6.84		6.69

Average interest-earning assets to average interest-bearing liabilities	1.09	x	1.10	x

Net income per share – basic	$0.28		$0.46
Net income per share – diluted	$0.27		$0.44
Average shares outstanding – basic	2,479,328		2,505,371
Average shares outstanding – diluted	2,517,058		2,586,865
Cash dividends	$0.10		$0.09
Dividend payout ratio (8)	36.07%		19.69%

	June 30,
	2008		2007
Capital Ratios:
Tier I leverage capital ratio (9)	8.03%		7.84%
Tier I risk-based capital ratio (9)	9.86		9.42
Total risk-based capital ratio (9)	10.65		10.28

Asset Quality Ratios:
Non performing assets to total assets (10)	0.81%		0.65%
Non performing loans to total loans receivable	0.95		0.78
Allowance for loan losses to total loans receivable	0.76		0.86
Allowance for loan losses to non-performing loans	80.45		109.15

(1)	Net income, annualized, divided by average total assets.
(2)	Net income, annualized, divided by average total equity.
(3)	Net interest income, annualized, divided by average interest-earning assets.
(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5)	Operating expenses divided by sum of net interest income plus non-interest income.
(6)	Non-interest expenses, annualized, divided by average total assets.
(7)	Average equity divided by average assets for the period ended.
(8)	Dividends paid on common stock during the period divided by net income for the period.
(9)	These ratios reflect consolidated bank only.
(10)	Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due and real estate owned.